SECOND AMENDMENT TO
LOAN AND SECURITY AGREEMENT

This SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT, dated as of September 10, 2010 (this “Amendment”), is among CAC WAREHOUSE FUNDING III, LLC, a Delaware limited liability company, as borrower (the “Borrower”), CREDIT ACCEPTANCE CORPORATION (in its individual capacity, “CAC”), a Michigan corporation, as servicer (in such capacity, the “Servicer”) and as custodian (in such capacity, the “Custodian”) and FIFTH THIRD BANK, an Ohio banking corporation, as an investor for the Fifth Third Purchaser Group (in such capacity, “Fifth Third” or an “Investor”), as deal agent (in such capacity, the “Deal Agent”), as collateral agent (in such capacity, the “Collateral Agent”) and as liquidity agent for the Fifth Third Purchaser Group (in such capacity, a “Liquidity Agent”).

BACKGROUND

WHEREAS, the Borrower, the Servicer, the Custodian, Fifth Third, the Deal Agent, the Collateral Agent, the Liquidity Agent and SYSTEMS & SERVICES TECHNOLOGIES, INC. are parties to the Loan and Security Agreement dated as of May 23, 2008 (as amended, supplemented or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the parties hereto desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the provisions, covenants and the mutual agreements herein contained, the parties hereto agree as follows:

AGREEMENT

SECTION 1. Definitions. Unless otherwise defined herein, terms that are capitalized and used throughout this Amendment are defined in Section 1.1(b) of the Agreement.

SECTION 2. Amendments.

2.1 All references to “Exhibit J-3”, “Exhibit J-4”, “Exhibit J-5”and “Exhibit J-6” are hereby deleted from the Agreement in each instance in which they appear therein.

2.2 The definition of “Commitment Termination Date” set forth in Section 1.1(b) of the Agreement is hereby amended by deleting the date “August 31, 2011” therein and substituting the date “September 10, 2013” therefor.

2.3 The definition of “Credit Agreement” set forth in Section 1.1(b) of the Agreement is hereby amended by (i) deleting “and” immediately after “June 14, 2007,” and (ii) adding the following immediately after “January 25, 2008”:

“, the Fifth Amendment to Fourth Amended and Restated Loan Agreement dated as of July 31, 2008, the Sixth Amendment to Fourth Amended and Restated Loan Agreement dated as of December 9, 2008, the Seventh Amendment to Fourth Amended and Restated Loan Agreement dated as of June 15, 2009, the Eighth Amendment to Fourth Amended and Restated Loan Agreement dated as of October 20, 2009, the Ninth Amendment to Fourth Amended and Restated Loan Agreement dated as of February 1, 2010 and the Tenth Amendment to Fourth Amended and Restated Loan Agreement dated as of June 9, 2010”.

2.4 The definition of “Forecasted Collections” set forth in Section 1.1(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

Forecasted Collections: The expected amount of Collections to be received with respect to all Loans each month as determined by Credit Acceptance in accordance with its forecasting model, which amount shall be submitted to the Deal Agent with each Funding Notice related to a proposed Advance when new Pools are pledged to the Collateral Agent or in accordance with Section 6.5(e).

2.5 Section 2.1(c)(i) of the Agreement is hereby amended by deleting the date “August 31, 2012” therein and substituting the date “September 10, 2014” therefor.

2.6 Section 4.1(p) of the Agreement is hereby amended by adding the following proviso to the end thereof:

“; provided, that, Credit Acceptance may temporarily (or permanently, solely in the case of a Contract that is repurchased, liquidated or paid in full) move or transfer individual Contract Files or Records, or any portion thereof without notice in accordance with Section 6.2(c)(iii)”.

2.7 Section 5.2(g) of the Agreement is hereby amended by adding the following proviso to the end thereof:

“; provided, that, Credit Acceptance may temporarily (or permanently, solely in the case of a Contract that is repurchased, liquidated or paid in full) move or transfer individual Contract Files or Records, or any portion thereof without notice in accordance with Section 6.2(c)(iii)”.

2.8 Section 5.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

Section 5.3 Covenant of the Borrower Relating to the Hedging Agreement. At all times during, on and after the Initial Funding until the Collection Date, a Hedging Agreement shall be in place. In addition, the Borrower hereby covenants and agrees that on or before October 15, 2010 it shall cause the aggregate notional amount of all Hedging Transactions to at all times at least equal to the greater of $37,500,000 or 50% of the aggregate amount of all Capital outstanding at such time.

2.9 Section 5.5(b) of the Agreement is hereby amended by adding the following proviso to the end thereof:

“; provided, that, Credit Acceptance may temporarily (or permanently, solely in the case of a Contract that is repurchased, liquidated or paid in full) move or transfer individual Contract Files or Records, or any portion thereof without notice in accordance with Section 6.2(c)(iii)”.

2.10 Section 6.2(c)(iii) of the Agreement is hereby amended by deleting “move” and inserting the following in its place:

“(or permanently, solely in the case of a Contract that is repurchased, liquidated or paid in full) move or transfer to an agent of the Servicer”

2.11 Section 6.5 of the Agreement is hereby amended by adding the following new Section 6.5(e) to the end thereof:

“(e) Forecasted Collections. On the last day of each fiscal quarter of the Borrower, Credit Acceptance will submit to the Deal Agent a report setting forth the Forecasted Collections as of the most recent month end in respect of all Loans which are part of the Collateral, if no Forecasted Collections was otherwise submitted to the Deal Agent during such fiscal quarter.”

2.12 Section 6.11 of the Agreement is hereby amended by deleting “or” immediately after Section 6.11(k) and adding the following new Section 6.1(m) immediately after Section 6.11(l):

“: or

(m) the occurrence of the thirtieth (30th) day after the end of the fiscal quarter in which a breach of any covenant set forth in Sections 7.4, 7.5, 7.6 and 7.7 of the Credit Agreement shall occur unless prior to such date, such breach is cured or waived by the Deal Agent in the Deal Agent’s sole discretion”.

2.13 Section 10.1 of the Agreement is hereby amended by deleting Section 10.1(r) thereof and inserting “[Reserved]” in its place.

2.14 Section 10.2(c) of the Agreement is hereby amended by inserting “that occurs following a Termination Event” immediately following “Upon any Termination Date”.

SECTION 3. Representations and Warranties. Each of the Borrower and the Servicer hereby represents and warrants to Fifth Third as follows:

3.1 Representations and Warranties. The representations and warranties of such Person contained in Section 4.1, Section 4.2 and Section 4.3 of the Agreement are true and correct as of the date hereof (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date).

3.2 Enforceability. The execution and delivery by such Person of this Amendment, and the performance of its obligations under this Amendment and the Agreement, as amended hereby, are within its organizational powers and have been duly authorized by all necessary action on its part. This Amendment and the Agreement, as amended hereby, are its valid and legally binding obligations, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally.

3.3 Termination Event. No Termination Event, Servicer Termination Event, Potential Servicer Termination Event or Amortization Event has occurred, is continuing, or would occur as a result of this Amendment.

SECTION 4. Effectiveness. This Amendment shall become effective as of the date hereof upon receipt by the Deal Agent of counterparts of this Amendment and that certain Second Amended and Restated Fee Letter, dated as of the date hereof (whether by facsimile or otherwise) duly executed by each of the parties thereto and such other documents and instruments as the Deal Agent may reasonably request, in each case, in form and substance satisfactory to the Deal Agent.

SECTION 5. Effect of Amendment. Except as expressly amended and modified by this Amendment, all provisions of the Agreement shall remain in full force and effect. After this Amendment becomes effective, all references in the Agreement (or in any other Transaction Document) to “the Loan and Security Agreement,” “this Agreement,” “hereof,” “herein” or words of similar effect, in each case referring to the Agreement, shall be deemed to be references to the Agreement as amended by this Amendment. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Agreement other than as set forth herein.

SECTION 6. Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, and each counterpart shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart.

SECTION 7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to any otherwise applicable conflict of law principles which would require the application of the laws of any jurisdiction other than those of the state of New York.

SECTION 8. Section Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or the Agreement or any provision hereof or thereof.

SECTION 9. Notice. In accordance with Section 4.1(n) of the Contribution Agreement, the Borrower and the Deal Agent are hereby notified that the Servicer may temporarily (or permanently, solely in the case of a Contract that is repurchased, liquidated or paid in full) move or transfer to an agent of the Servicer individual Contract Files or Records, or any portion thereof without notice as necessary to allow the Servicer to conduct collection and other servicing activities in accordance with its customary practices and procedures to the extent permitted under the Agreement.

[Signatures begin on the following page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CAC WAREHOUSE FUNDING III, LLC,
as Borrower

By:       /s/ Douglas W. Busk
Name: Douglas W. Busk
Title: Treasurer

CREDIT ACCEPTANCE CORPORATION,

as Servicer and as Custodian

By:      /s/ Douglas W. Busk
Name: Douglas W. Busk
Title: Treasurer

FIFTH THIRD BANK,

as an Investor, as Deal Agent, as Collateral Agent, as Liquidity Bank and as a Liquidity Agent

By:       /s/ Brian Gardner
Name: Brian Gardner
Title: Vice President